Exhibit 10.2

Collaboration Agreement

This Collaboration Agreement (this “Agreement”) is entered into as of this 15 day of June, 2023 (the “Effective Date”), by and between The INX Digital Company, Inc. (“INX”) and OpenDeal Inc. dba Republic (“Republic”). INX and Republic may each be referred to as a “Party” and collectively as the “Parties”.

WHEREAS, INX and its subsidiaries (the “Subsidiaries”), develop, own and operate technological platforms for trade of securities and other cryptocurrencies (the “Security Platform” and the “Crypto Platform”, respectively. Such two platforms shall be referred hereto jointly as the “Platforms”);

WHEREAS, Republic developed and owns a certain security token (the “Republic Token”) which Republic desires to list on the Security Platform;

WHEREAS, INX agrees to list the Republic Token on the Security Platform pursuant to the terms of this Agreement; and

WHEREAS, the Parties further wish to expend their collaboration such that, inter-alia, Republic, which shall become a shareholder of INX, shall introduce INX to potential issuers who may be interested in listing their cryptocurrencies on one of the Platforms.

NOW THEREFORE, in consideration of the premises and the mutual promises and undertakings set forth herein, the Parties hereby agree as follows:

1.	Listing of the Republic Token on the Security Platform; Integration of Tokens; INX Services

1.1.	Promptly following the execution of this Agreement, Republic shall list the Republic Token on the Security Platform (the “Listing”) pursuant to the terms and conditions of INX’s Listing and Trading Agreement attached hereto as Exhibit A, which provisions are incorporated herein by reference as if the Parties executed such agreement (the “Listing Agreement”).

1.2.	Republic shall use commercially reasonable effort to cause the Listing to be completed within 6 months following the Effective Date, and INX shall use commercially reasonable efforts to facilitate the Listing. In order to meet this deadline, in the event that the Parties are not able to finalize the Listing of the Republic Tokens within 3 months following the execution of this Agreement, then Republic shall make commercially reasonable efforts, if it is technologically and regulatory feasible and if such integration is not prohibited under the token purchase agreement of Republic, to change the technical configuration of the Republic Tokens and convert/replace all the Republic Tokens held by Republic Token holders with ERC-20 tokens that may be listed on the Security Platform without any substantial adjustments or adaptations. The Parties may decide to effectuate the Token Integration (as defined below) instead of such conversion/replacement.

1.3.	Subject to the provisions of the Listing Agreement, Republic undertakes that the Republic Token shall be listed and traded on the Security Platform throughout the entire Term.

1.4.	The Parties declare that it is the Parties’ intention to integrate the Republic Token and the INX Token (a security token generated by INX Limited, a subsidiary of INX) into one consolidated token (the “Token Integration”). Accordingly, promptly after the execution of this Agreement, the Parties shall discuss in good faith the actions required and the terms and conditions according to which the Token Integration shall be consummated.

1.5.	In addition to the Listing, INX shall provide to Republic various services related to the Republic Token as further detailed in the Listing Agreement (the “INX Services”).

1.6.	In addition to services specified in the Listing Agreement, Republic undertakes that during the Term, Republic shall retain the services of INX as its preferred crypto conversion service provider.

1.7.	Republic acknowledges that the Listing and the INX Services may be rendered by any of INX’s Subsidiaries in accordance with INX’s sole discretion.

2.	Introduction and Solicitation of Issuers and Clients; Additional Collaboration

2.1.	Republic undertakes to introduce INX or any of the Subsidiaries, as instructed by INX, to potential issuers of cryptocurrencies who may be interested in listing their cryptocurrencies one of the Platforms and to further advertise and promote the activities of the Platforms (the “Republic Services”); provided, however, that, notwithstanding anything to the contrary in this Section 2, Republic shall have no obligation to pay for or otherwise incur any out-of-pocket expenses in order to provide the Republic Services.

2.2.	As part of the Republic Services, Republic shall:

2.2.1.	Refer to INX all Issuers (except those that Republic determines in good faith to be unfit) and recommend to such Issuers to list their cryptocurrencies on the Security Platform or the Crypto Platform, as applicable, or to generate tokens and list such tokens using the services of INX and the Platforms and retain related services from INX; provided, in each case, that Republic determines (in its good faith discretion) that such referral or recommendation (a) is not prohibited by applicable law, and (b) is in the best interests of such Issuer and otherwise consistent with the duties (if any) owed by Republic (or any of its affiliates) to such Issuer;

For the purposes of this Agreement, “Issuer” shall mean any of the following: (i) Parties that issued cryptocurrencies with the assistance and/or services and/or funding of Republic; (ii) Parties that issued securities with the assistance and/or services and/or funding of Republic; and (iii) Parties that will approach Republic during the Term and request Republic’s assistance and/or services and/or funding with respect to creation and/or issuance of cryptocurrencies and/or securities.

2.2.2.	Refer to INX any client or investor who is or becomes registered with any of Republic’s platforms/websites during the Term (each, a “Client”) and recommend any such Client to register as a customer of the Security Platform or the Crypto Platform, as applicable and use the Platforms’ services; provided, in each case, that Republic determines (in its good faith discretion) that such referral or recommendation (a) is not prohibited by applicable law, and (b) is in the best interests of such Client and otherwise consistent with the duties (if any) owed by Republic (or its affiliates) to such Client;

2.2.3.	Distribute to Issuers and Clients such advertising materials related to INX and the Platforms as may be provided to Republic by INX; provided, in each case, that Republic determines (in its good faith discretion) that the provision of such advertising materials (a) is not prohibited by applicable law, and (b) is in the best interests of such Issuer or Client and otherwise consistent with the duties (if any) owed by Republic (or its affiliates) to such Issuer or Client;

2.2.4.	Advise and assist INX in analyzing and evaluating opportunities related to potential Issuers and Clients; and

2.2.5.	Make commercially reasonable efforts, if not prohibited under applicable law and if consistent with the duties (if any) owed by Republic (or its affiliates), to advise and assist INX in negotiating the terms and conditions of any proposed transaction with Issuers and Clients.

2.2.6.	Identify potential parties who may become Issuers and be interested in INX’s services.

During the Term, Republic shall render the Republic Services to INX on a non-exclusive basis. For clarity, INX shall be entitled to freely engage any third party for the provisions of services similar to the Republic Services.

2.3.	The Parties shall establish a joint team consisting of each respective Party’s senior management members, who shall set the roadmap, promotion, public relations, schedules and synchronization efforts necessary to advance the collaboration between the Parties. Such team shall also discuss the additional initiatives that the Parties may pursue as part of their business collaboration.

2.4.	If Republic determines in good faith that it would be in the best interests of Republic or its Issuers or Clients, either to establish infrastructure redundancy or for other commercially reasonable purposes, Republic may request that INX integrate and make available bank rails other than those currently offered by INX. Upon the receipt of such request, INX shall use commercially reasonable efforts to accommodate such request and pursue integration with such financial institution as is requested by Republic.

2.5.	INX shall share with Republic a certain portion of the revenue gained by INX as a result of listing of tokens of Issuers on the Platforms (the “Rev-Share Entitlement”), as follows:

2.5.1.	Within 30 days following the end of each calendar quarter following the date hereof, INX shall pay to Republic, in accordance with Republic’s wire instructions, 75% of the Net Revenue from Issuers. Republic acknowledges that INX agreed to this percentage allocation of revenues for the purpose of this Agreement only in light of the short Term of the Agreement and that INX does not deem such percentage allocation appropriate for a long-term collaboration between the Parties. Therefore, such percentage allocation shall not be deemed relevant for any future negotiation between the Parties. For the purpose of this Agreement, “Net Revenue from Issuers” means (a) the gross revenue earned exclusively and directly from the listing of tokens of Issuers minus (b) all costs associated with clearance of funds (including and credit card bank clearance costs), payments due by INX to third parties (“Third-Party Expenses”), and a reserve for additional general costs in the amount equal to 2.5% of the revenues from Issuers (the “General Expense Reserve”); provided, however, that (i) within 90 days immediately following the end of each calendar month during the Term, INX shall provide Republic with a report of the Third-Party Expenses incurred during such month and all draws on the General Expense Reserve; and (ii) any amounts not distributed from the General Expense Reserve within 90 days shall be added back to the Net Revenue for Issuers for the following month.

2.5.2.	The Rev-Share Entitlement shall lapse upon the earlier of: (a) the closing of a Plan of Arrangement between INX and Republic or another transaction(s) pursuant to which Republic shall hold the majority of the issued and outstanding share capital of INX, including without limitation, the closing of a plan of arrangement pursuant to the terms of the Term Sheet for Plan of Arrangement between INX and Republic (the “PoA TS”) attached as Schedule B to that certain Subscription Agreement dated June 15, 2023 by and between the Parties; and (b) the termination or expiration of this Agreement for any reason (the “Rev-Share End Date”); provided, however, that, notwithstanding the foregoing, if an Issuer lists its tokens on the Platforms prior to the Rev-Share End Date, but all or a portion of the Net Revenue from Issuers applicable to such token listing is received by INX after the Rev-Share End Date, the Rev-Share Entitlement shall still apply to the Net Revenue received by INX after the Rev-Share End Date for a period of 12 months following the Rev-Share End Date.

2.5.3.	All taxes levied on Republic’s income as a result of their Profit-Share Entitlement or otherwise pursuant to this Agreement shall be Republic’s responsibility and liability. If required under applicable law, INX shall be entitled (however, not obligated) to deduct and pay from the payments due to Republic all withholding taxes to be levied by the competent tax authorities on Republic’s income hereunder.

3.	Representations and Undertakings

3.1.	Republic undertakes to perform the Republic Services diligently, professionally and conscientiously in accordance with the terms of this Agreement, and consistent with a high level of quality and performance. Republic further undertakes to disclose to third parties information regarding INX or the Platforms only to the extent that INX approved in writing the disclosure of the information. Parties agree that all the actions which are contemplated under this Agreement and require a crypto wallet shall be performed via the wallet which was developed by Republic (the “Republic Wallet”). Republic undertakes to take all actions required for integration of the Republic Wallet with the Platforms.

3.2.	INX undertakes to perform the INX Services (if rendered) diligently, professionally and conscientiously in accordance with the terms of this Agreement and the Listing Agreement (as applicable), and consistent with a high level of quality and performance. INX further undertakes to disclose to third parties information regarding Republic or its business services or operations only to the extent that Republic approved in writing the disclosure of the information.

3.3.	Republic represents and warrants that it: (i) shall comply with all applicable laws, regulations and the terms hereof; and (ii) has all permits, licenses, authorizations, approvals and any similar authority necessary for the conduct of the Republic Services. Republic further represents that there is no legal, commercial, contractual or other restriction, which precludes or might preclude it from fully performing its obligations pursuant to this Agreement.

3.4.	INX represents and warrants that it: (i) shall comply with all applicable laws, regulations and the terms hereof; and (ii) has all permits, licenses, authorizations, approvals and any similar authority necessary for the conduct of the INX Services (if such are rendered). INX further represents that there is no legal, commercial, contractual or other restriction, which precludes or might preclude it from fully performing its obligations pursuant to this Agreement.

4.	Confidentiality

4.1.	“Confidential Information” means information provided by the Party disclosing information to the receiving Party pursuant to this Agreement, or in anticipation hereof, means any and all information which is disclosed in oral, written, visual or tangible form by the disclosing Party, its affiliate or any of its officers, directors, employees, representatives, consultants or agents, possessed or obtained by, developed for or given to the receiving Party, the receiving Party’s affiliate or any of its officers, directors, employees, representatives, consultants or agents or discovered by the receiving Party as a result of or in connection with this Agreement, which is marked as “Confidential” or which the receiving Party would reasonably believe to be treated as confidential by the disclosing Party. Such information includes any kind of scientific, technical, trade, trade secret or business information, research, know-how, formulae, technical operations, processes, designs, patents, photographs, drawings, specifications, software programs, samples, clients, prices, projects, schematics and other technical, business, financial and product development plans, forecasts, strategies and information, any other matters designated the disclosing Party as such or any agreement that the Parties may conclude between themselves.

4.2.	Each Party shall keep in strict confidence and shall not, without the prior written authorization of the other Party, publish or disclose to any third party or use for any purpose other than as provided for in this Agreement any Confidential Information of the other Party. Each Party agrees to (i) use the same efforts used to protect its own confidential or proprietary information, but no less than reasonable efforts, to protect and safeguard the Confidential Information of the other Party against unauthorized use, publication or disclosure, (ii) use such Confidential Information only as necessary to carry out its obligations hereunder, and (iii) restrict access to those of its affiliates, officers and employees with a need to know and who understand the confidential nature thereof and are bound by written obligations containing substantially similar restrictions on disclosure and use of Confidential Information as those set forth in this Section 4, provided that each Party remains liable for the acts and omissions of its affiliates, officers and employees.

Notwithstanding the foregoing, the confidentiality, non-use and other obligations contained in this Section 4 shall not apply to Confidential Information that the receiving Party can show by reasonable proof:

(A)	was known to the receiving Party prior to its first receipt from the disclosing Party or observation as evidenced by written evidence existing at the time of such disclosure;

(B)	is or lawfully becomes generally known to the public without the receiving Party’s breach of this Section 4;

(C)	was information acquired by the receiving Party from a third party not under an obligation of confidentiality to the disclosing Party; or

(D)	was developed by or for such receiving Party independently of the disclosure of Confidential Information by the disclosing Party.

4.3.	Notwithstanding the foregoing in this Section 4, a receiving Party may disclose certain Confidential Information of the disclosing Party to the extent such disclosure is required by law or regulation, or pursuant to a valid order of a court or other governmental body having jurisdiction, provided that the receiving Party promptly notifies the disclosing Party so that the disclosing Party may contest or limit such disclosure (subject to applicable law). Upon disclosing Party’s request, receiving Party will use reasonable efforts to assist disclosing Party in obtaining a protective order or confidential treatment preventing or limiting the disclosure or requiring that the Confidential Information so disclosed pursuant to this Section 4.3 be used only for the purposes for which the law or regulation required, or for which the order was issued.

4.4.	Upon the written request of the disclosing Party, Confidential Information in tangible or electronic form received by the receiving Party from the disclosing Party shall, at disclosing Party’s sole option and expenses either be destroyed or immediately returned; provided, however the receiving Party may separately maintain a single secure archival copy of the Confidential Information and its work product containing Confidential Information solely for the purposes of monitoring or demonstrating its compliance with this Section 4 or applicable laws or regulations. If such Confidential Information is destroyed, the receiving Party shall certify such destruction to the disclosing Party in writing within 30 days of such destruction.

4.5.	The receiving Party agrees to notify the disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information by the receiving Party or its employees, directors, consultants or agents and will cooperate with the disclosing Party in every reasonable way to help the disclosing Party regain possession of its Confidential Information and prevent its further unauthorized use or disclosure.

4.6.	It is understood that Confidential Information disclosed hereunder shall at all times remain the property of the disclosing Party and that no patent rights or license is hereby granted by this Agreement in or to such Confidential Information other than the use of such Confidential Information as expressly permitted hereunder.

4.7.	The receiving Party hereby acknowledges and agrees that monetary damages may not be a sufficient remedy for any breach of this Section and that the disclosing Party will be entitled to seek injunctive or other equitable relief to remedy any such breach or threatened breach by the receiving Party. Such remedy shall not be deemed to be the exclusive remedy for any breach of this Agreement but shall be in addition to all other rights and remedies available at law or in equity.

4.8.	Parties’ undertakings under this Section 4 shall survive the termination of this Agreement for any reason for a period of 5 years following such termination.

5.	[Intentionally Deleted]

6.	Term and Termination

6.1.	This Agreement shall commence on the Effective Date and shall remain in effect until December 31, 2023, or (b) 90 days immediately following the Drop-Dead Date, as defined in the PoA TS (provided however that, in the event that the Definitive Agreement, as defined in the PoA TS, shall not be executed by the Drop-Dead Date, this Agreement shall terminate on such date), in either case unless extended by the Parties in writing (the “Term”).

6.2.	Republic acknowledges that INX has agreed to enter into an agreement with Republic in connection with the purchase of INX’s shares by Republic (the “Subscription Agreement”) based on Republic’s undertakings and warranties herein and in the Listing Agreement and therefore Republic agrees that this Agreement shall not be terminated prior to the end of the Term. Notwithstanding the foregoing, this Agreement may be terminated by either Party if the other Party has materially breached any of such other Party’s covenants or representations hereunder, and such material breach remains uncured for a period of 20 business days immediately following the date the non-breaching Party provides written notice of such breach.

7.	Exclusivity; Non-Compete

During the Term of this Agreement Republic agrees that, at all times during the Term, the Republic Token shall not be listed or otherwise traded on any platform or exchange other than the Platforms or any other platform owned by Republic.

8.	Notices

All notices hereunder shall be in writing (including email and facsimile communication) and shall be deemed to have been given or made when delivered personally or by registered mail or when transmitted by facsimile or email at the address set forth on the signature page hereto or such other address as a Party may have furnished by notice in writing to the other Party in accordance with this Section 8.

9.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of British Columbia, Canada. The Parties hereto agree to submit to the jurisdiction of the courts of in British Columbia with respect to the breach or interpretation of this Agreement or the enforcement of all rights, duties, liabilities, obligations, powers, and other relations between the Parties arising under this Agreement.

10.	Assignment

The rights and obligations of a Party may not be assigned or delegated by such Party to any Person, save a Person to which all or substantially all of the business operations of such Party have been transferred (whether by means of an acquisition by, or a merger or consolidation of the Party with or into, such Person, or sale of all or substantially all of the share capital of such Party), in which case all of the rights and obligations shall be binding upon and inure to the benefit of all assigns, successors in interest, or other transferees. Notwithstanding the foregoing in this Section 10, either Party may freely assign this Agreement to any of its wholly-owned subsidiaries; provided that the assigning Party shall remain primarily liable for the performance of all obligations so assigned.

11.	Relationship between the Parties

Nothing contained in this Agreement shall be deemed to establish any partnership, joint venture or agency relationship and the Parties shall act at all times as independent contractors. The employees of each Party shall in no event be deemed employees of the other Party by reason of this Agreement, and such employees shall not be entitled to participate in any benefits provided by such other Party to its employees. No third party sub-contractors, vendors, suppliers or customers shall be entitled to any rights or may rely on any provision of this Agreement.

12.	Entire Agreement

This Agreement, together with its exhibits (including the Listing Agreement), sets forth the entire understanding between the Parties and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter.

13.	Amendments; Waiver

No change, modification, alteration or addition to any provision of this Agreement shall be binding unless in writing and signed by officers of both Parties. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.	Force Majeure

Any failure or omission by a Party in the performance of any obligation under this Agreement shall not be deemed a breach of this Agreement or create any liability if the same arises from any cause or causes beyond the control of such Party, including acts of God, fire, storm, flood, earthquake, governmental regulation or direction, acts of the public enemy, acts of terrorism, war, rebellion, insurrection, riot, invasion, strike or lockout; provided, however, that such Party shall resume performance whenever such causes are removed if the Term has not expired.

15.	Interpretation

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Agreement include the plural as well as the singular; (b) a reference to one gender includes the other gender and the neuter; (c) the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (d) the terms “include,” “includes” and “including” mean “include without limitation,” “includes without limitation,” and “including without limitation”; (e) the term “or” has the inclusive meaning represented by the phrase “and/or”; and (f) “Person” means an individual or a corporation, limited liability company, partnership, trust, estate, unincorporated organization, association, or other entity.

[Signature Page Follows]

[INX- Signature Page for Collaboration Agreement]

IN WITNESS WHEREOF the Parties have executed this Agreement by their respective authorized representatives as of the Effective Date:

The INX Digital Company, Inc.

By:	/s/ Shy Datika
Name:	Shy Datika
Title:	Chief Executive Officer Notice

Address:

Notice Address for The INX Digital Company, Inc. :

The INX Digital Company, Inc.

550 Burrard Street, Suite 2900 Vancouver, BC V6C 0A3
Attention: Shy Datika, Chief Executive Officer
Email: s@inx.co

[Republic- Signature Page for Collaboration Arrangement]

IN WITNESS WHEREOF the Parties have executed this Agreement by their respective authorized representatives as of the Effective Date:

OpenDeal Inc. (dba Republic)

By:	/s/ Kendrick Nguyen
Name:	Kendrick Nguyen
Title:	Chief Executive Officer

Notice Address for OpenDeal Inc. (dba Republic):

Open Deal, Inc. d/b/a Republic
149 5th Ave, 10th Floor
New York, NY 10010
Attention: Kendrick Nguyen, Chief Executive Officer
Email:	ken@republic.co

Exhibit A

Listing Agreement

LISTING AND TRADING AGREEMENT

THIS LISTING AND TRADING AGREEMENT (the “Agreement”) is made as of ________ among INX Securities, LLC (“INXS”) and NEWCO (the “Issuer”).

A. WHEREAS, from time-to-time investors in the Issuer may wish to sell/resell the Issuer’s digital security issued originally by the Issuer in offerings made pursuant to registration under the Securities Act of 1933 (the “Securities Act”), SEC S-1/F-1, SEC Regulation D, SEC Regulation S, SEC Regulation A or SEC Regulation Crowdfunding and other OTC Equity Securities (as defined by FINRA) (the “Securities”); and

B. WHEREAS, INXS is registered with the SEC as a broker-dealer and is a member of FINRA and the Securities Investor Protection Corporation and operates an alternative trading system (the “Platform”) which supports trading of certain securities;

C. NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

(a) “Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person within the meaning of Rule 405 under the Securities Act.

(b) “Agent” means, with respect to any Person, a principal, member, partner, joint venturer, manager, shareholder (except a shareholder of less than one percent of the outstanding shares issued by a publicly-traded company), owner, director, officer, clerical or non-clerical employee, consultant or agent.

(c) “Applicable Law” means all applicable laws, rules and regulations of federal and state governmental and regulatory agencies, and of self-regulatory organizations, including, among others, the applicable statutes, rules, regulations and statements of policy of the SEC, FINRA and the state securities (or “blue sky”) administrators in all states where the Platform conducts business.

(d) “FINRA” means the Financial Industry Regulatory Authority.

(e) “Person” means an individual, trust, corporation, limited liability company, partnership or other business or legal entity.

(f) “SEC” means the United States Securities and Exchange Commission.

2. Listing.

(a) In addition to any other payment due by the issuer to INXS or to any Affiliate thereof pursuant to any agreement, Issuer will pay an annual non-refundable fee, outlined in Schedule 2, notified to Issuer in writing at least forty-five (45) days prior to the end of each renewal date. The annual fee will be due 30 days after dispatch to Issuer of an invoice stating the amount due. If the non-refundable fee is not paid, INXS may prevent the Issuer’s Securities from Trading on the Platform.

(b) The Platform shall accept, in accordance with the guidelines that shall be determined in writing by the Issuer and be confirmed by INXS in advance, orders for the sale of any Securities submitted by the Issuer or by an investor of the Issuer and shall use commercially reasonable efforts to execute such transactions in accordance with the rules of the Platform (which will be updated by INXS from time to time and be found on INXS’ website at www.inx.co (the “Platform Rules”) and Applicable Law. INXS reserves the right to reject any order or transaction that INXS determines, in its sole discretion, does not to satisfy its compliance standards (as agreed in advance and in writing by the parties) and/or Applicable Law.

3. Representations, Warranties and Covenants.

(a) Issuer represents and warrants to INXS that: (i) all information requested by (including, but not limited to the information in Schedule 1) and provided to INXS is correct and complete (the “Issuer Information”); and (ii) none of the Issuer Information is false or misleading or omits a fact necessary to make such information false or misleading;

(b) Issuer understands and agrees that if any event occurs or circumstance arises that creates an obligation under Applicable Law to update the Issuer Information, then Issuer must update such information in accordance with applicable federal securities laws and provide INXS immediately with a copy of such update.

(c) Issuer agrees that Issuer is fully responsible for the accuracy of any information that Issuer discloses to the public, and Issuer is fully responsible for any and all consequences and claims related to any investment that is made in the Issuer through the Platform in reliance upon such information.

(d) Issuer represents and warrants that it, to the extent permitted by applicable law, shall use commercially reasonable efforts to inform potential and existing investors that they may be able to trade the Issuer’s Securities on the Platform; provided that the Issuer discloses any such communications to INXS in advance of such disclosure and INXS provides its written consent prior to Issuer making the disclosure. INXS’ consent shall not be unreasonably delayed or withheld. For purposes of this Agreement, all trades executed by investors in the Issuer’s securities on the Platform will be deemed unsolicited trades.

(e) Issuer agrees that it shall maintain a website or other database containing all of the documents and other materials (as well as any supplements thereto) distributed to actual and potential investors in connection with the initial issuance of the Securities and shall update such information, as necessary, to comply with applicable federal securities laws.

(f) Issuer understands and agrees that INXS shall have no liability for false, misleading or incomplete information regarding Issuer provided by or on behalf of Issuer.

(g) Issuer understands that the offer and sale of Securities—including, without limitation, stock, options, convertible debt, warrants and other similar instruments—is regulated by federal and state law and regulation (including non-U.S. securities laws and regulations if Issuer’s Securities are offered and sold in transactions outside the United States) (“Securities Laws”), and that if Issuer uses the Platform to conduct any transaction involving Securities, Issuer must do so in compliance with applicable Securities Laws and all other Applicable Laws.

(h) Except for those Securities which are subject to certain lock-up provisions, Issuer represents and warrants that the Securities are not subject to any restrictions on transfer and that the Securities are duly authorized, validly issued, fully paid and nonassessable.

(i) Issuer represents and warrants that it will comply with all Applicable Laws and the Platform Rules throughout the Term and shall promptly notify INXS in writing if it reasonably believes it violated Applicable Law.

(j) Neither the Issuer nor any Affiliate of the Issuer shall use the name INX Securities, LLC or any name derivative thereof or confusingly similar to any of the foregoing in any press release, published notice or other publication without INXS’s prior written approval.

(k) Issuer will not knowingly engage in any conduct which would reasonably be expected to have an adverse effect on the business of INXS or any of its Affiliates or its Agents.

(l) Issuer represents and warrants that it has the requisite authority to enter into this Agreement and doesn’t require the approval or consent of any Person to engage in activities contemplated by this Agreement.

(m) If Issuer has retained a transfer agent, fund administrator, or other third party responsible for maintaining the master security ledger for the Securities to be offered and sold on the Platform (collectively, “Security Ledger Admin”), that Security Ledger Admin has been identified in Schedule 1. The Security Ledger Admin will be the sole legal owner and record holder of the Securities and all voting rights to the Securities. Investors will be purchasing or reselling beneficial interests in the Securities. The books and records of Issuer will reflect that the Security Ledger Admin is the sole legal and record owner of the Securities. The Issuer further acknowledges and agrees that the sole dispositive record of Investors’ beneficial ownership of the Securities will be on the books and records of the Security Ledger Admin. Issuer shall promptly notify INXS if it changes its Security Ledger Admin.

(n) INXS represents and warrants that it is registered as a broker-dealer and is a member of FINRA.

4. Nondisclosure. During and after the term of this Agreement-, Issuer will not use or disclose any confidential information related to this Agreement, INXS or its Affiliates except as required to comply with Applicable Law; provided, however, to the extent the Issuer is required to disclose confidential information it shall: (i) use its reasonable best efforts to notify INXS at least five days prior to such disclosure (and shall in any event notify the INXS within a reasonable time following such disclosure); and (ii) use reasonable efforts to label or otherwise identify such disclosed information as confidential and proprietary, request confidential treatment from the Person(s) to whom such information is disclosed, and more generally seek to effect such disclosure in a manner that minimizes the adverse impact of such disclosure upon INXS. This Section 4 shall survive any termination or expiration of this Agreement for a period of three years.

5. Termination. This Agreement may be terminated with or without cause by either party upon 30 days’ written notice.

6. Trade Cancellation. Issuer acknowledges and agrees that transactions executed on the Platform may need to be reversed or cancelled (a “Cancellation”) if INXS determines that such Cancellation is necessary to: (i) comply with a request from a legal or regulatory body or the Platform Rules, (ii) maintain a fair and orderly market or (iii) otherwise protect the integrity of the Platform and its users. Issuer agrees that it shall use its best efforts to provide any information and take any other action necessary to facilitate a Cancellation in a timely manner and shall promptly provide confirmations of any completed Cancellation to INXS via email at securities.support@inx.co. INXS shall notify the Issuer or its designated transfer agent/registrar in advance of facilitating any Cancellation. For the avoidance of doubt, with respect to digital (tokenized) securities transactions:

a.	a Cancellation for purposes of this Section 6 shall include situations where an Issuer must return (or clawback) a Security issued to Platform user and reissue such Security as directed by INXS,

b.	Issuer further agrees that is has a policy and process for facilitating a claw back transaction.

7. Indemnification. Issuer will defend, indemnify and hold harmless INXS, its Affiliates and their officers, directors, employees, agents and third parties, from any and all obligations, costs, fees, losses, liabilities, claims, judgments, actions, damages and expenses (including legal fees and expenses) at any time or from time to time paid, suffered, incurred or sustained by actions that arise out of or are related to this Agreement unless such actions were caused by INXS’s gross negligence, intentionally wrongful conduct, recklessness, fraud, a material violation of applicable securities law.

8. Governing Law and Arbitration. This Agreement shall be governed by the substantive laws of the State of Delaware without regard to its conflict of law principles. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration under the rules of FINRA (the “Arbitration”). The Arbitration shall be conducted in a venue in New York acceptable to all parties, and the party prevailing in such Arbitration shall be entitled to recovery of its reasonable attorneys’ fees and costs in conducting the Arbitration.

9. Publicity. Issuer agrees that during the term of this Agreement, INXS may identify Issuer as a client of INXS and use the Issuer’s name in public statements.

10. Headings. The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

11. Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed by electronic signature and an electronic signature shall constitute an original for all purposes.

12. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, the parties nevertheless agree that the court should endeavor to give effect to the parties’ intentions as reflected in the provision, and the other provisions of the Agreement remain in full force and effect.

13. No Waiver. The failure of any party to exercise or enforce any right or provision of this Agreement shall not constitute a waiver of such right or provision. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

14. Modification. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties to this Agreement.

15. Notice. Any notice, consent or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, over the internet by electronic mail (i.e., “e-mail”) to an e-mail address previously provided to a recipient:

If to INXS:

INX Securities, LLC

41 W.25th St., Fl 2

New York, NY 10010

Attention: CEO

Email: vlad.uchenik@inx.co

If to the Issuer:

[Issuer]

[address]

Attention: [*]

Email: [*]

16. Further Assurances. Issuer agrees that Issuer will do any and all things reasonably necessary without undue burden or expense after the date of this Agreement in order to effectuate all the terms and conditions of this Agreement.

17. Entire Agreement. This Agreement contains the entire understanding between the parties with respect to its subject matter and supersedes all prior or contemporaneous agreements, representations, warranties and understandings of such parties (whether oral or written). No promise, inducement, representation or agreement other than as expressly set forth herein, has been made to or by the parties to this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Listing and Trading Agreement to be executed as of the day and year first written above.

INX Securities, LLC

By:

Vlad Uchenik, CEO

[Issuer]

Signature:

[name],[title]

Schedule 1

Issuer Information:

Name of Company:

Legal Name of Issuing Entity:

Primary Contact & Company Role:

Company Address (including Country of registration):

Company Phone Number:

Issuer Organizational Documents such as charter, by-laws and organizational board resolutions (including authorized signers):

Photo IDs of all Officers, Directors and Identified Significant Shareholders:

Financials - Audited financials, if available, or balance sheet and income statement, at a minimum:

Offering Information:

Schedule 2

Issuer will pay the following non-refundable fees:

The Issuer shall pay to INXS a Technology and Compliance Onboarding Fee (Year 1 only): $_____; and

The Issuer shall pay to INXS an annual listing fee in the amount of US$ _______ each year during which Offered Instrument(s) are listed on the Platform in accordance with terms hereof.